Exhibit 99.1

COMPANY NEWS RELEASE

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200

FOR IMMEDIATE RELEASE
November 10, 2005

CONTACT:	Andy Beck Sr. Vice President & CFO 770-813-6083

AGCO CORPORATION ANNOUNCES
RETIREMENT OF JAMES M. SEAVER

DULUTH, Ga., Nov 10, 2005 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, announced today that James M. Seaver, Senior Vice President & General Manager, Americas Group, has decided to retire as of December 31, 2005. Mr. Seaver was a part of the management team that purchased Deutz-Allis North America in 1990 as part of the formation of the Company. Over the past five years he has served the Company as Senior Vice President, Sales and Marketing; Chief Executive Officer, AGCO Finance Group; and Senior Vice President, Worldwide Sales. Prior to that time he served the Company in various other senior officer positions. He assumed his current position in 2004.

Martin Richenhagen, the Company’s President and Chief Executive Officer, commented, “We never are happy to see someone leave the Company, particularly someone who has made the contributions that Jim has, but Jim’s retirement is well-deserved, and we are very happy for him. Jim’s dedicated and tireless service to AGCO and its shareholders over the last fifteen years have helped to shape AGCO into the company that it is today. He has had primary responsibility for many years over much of our marketing and sales efforts, and during that time the Company has grown from less than $300 million to over $5.2 billion in sales. His contribution to that growth is immeasurable, and he should be very proud of his accomplishments. We certainly are.”

Robert Ratliff, Chairman of the Company’s Board of Directors, added, “Jim was one of the co-founders of AGCO in 1990 when we purchased the North American operations of Deutz-Allis. Since that time he has been critical to the Company’s growth and success. He also has been a wise advisor and good friend, not just to me, but to everyone who had the good fortune of working with Jim. AGCO would not be the company that it is today had Jim not been one of its founders and one of its most dedicated leaders over the last fifteen years.”

AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. In 2004, AGCO had net sales of $5.3 billion.

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